CERTIFICATE OF DESIGNATIONS

                                      of

                 SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

                                      of

                           SUCCESS BANCSHARES, INC.

                        (Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware)


     Success Bancshares, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon its Board of Directors ("Board of Directors") by its Certificate of Incorporation, as amended, and by the provisions of Section 151 of the General Corporation Law of the State of Delaware, the following resolution was adopted by its Board of Directors by unanimous written consent on May 27, 1998.

     RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation, as amended, of the Corporation and by the provisions of Section 151 of the General Corporation Law of the State of Delaware, there is hereby created a series of Preferred Stock of the Corporation, which series shall have the following powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Second Restated Certificate of Incorporation of the Corporation.

     Section 1. Designation of Series: Number of Shares. The series of Preferred Stock established hereby shall be designated the "Series B Junior Participating Preferred Stock" (the "Series B Preferred Stock"), par value $.001 per share, and the authorized number of shares constituting the Series B Preferred Stock shall be 90,000. Such number of authorized shares may be increased or decreased, from time to time, by resolution of the Board of Directors; provided, however, that no such decrease shall reduce the number of authorized shares of the Series B Preferred Stock to a number less than the number of shares of the Series B Preferred Stock then outstanding, plus the number of shares of the Series B Preferred Stock then reserved for issuance upon the exercise of any outstanding options, warrants or rights or the exercise of any conversion or exchange privilege contained in any outstanding security issued by the Corporation.

     Section 2.  Dividends and Distributions.  (A) Subject to the rights of the holders of shares of any other series of the Preferred Stock (or shares of any other class of capital stock of the Corporation) ranking senior to the Series B
Preferred Stock with respect to dividends, the holders of shares of the Series
B Preferred Stock, in preference to the holders of shares of Common Stock and of any other class of capital stock of the Corporation ranking junior to the
Series B Preferred Stock with respect to dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends payable in cash on the first day of July, October, January and April in each year (each such date being a
"Dividend Payment Date"), commencing on the first Dividend Payment Date after



the initial issuance of a share or fractional share of the Series B Preferred Stock, in an amount per share (rounded to the nearest whole cent) equal to the greater of (a) $1.00 and (b) 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions (other than a dividend payable in shares of Common Stock or a distribution in connection with the subdivision of the outstanding shares of Common Stock, by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the initial issuance of a share or fractional share of the Series B Preferred Stock. The multiple of 100 (the "Dividend Multiple") set forth in the preceding sentence shall be adjusted from time to time as hereinafter provided in this paragraph
(A). In the event that the Corporation shall at any time after the effective date hereof (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock of (ii) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the Dividend Multiple thereafter applicable to the determination of the amount of dividends per share which the holders of shares of the Series B Preferred Stock shall be entitled to receive shall be the Dividend Multiple in effect immediately prior to such event multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event. As used herein, the term "effective date hereof" shall mean August 10, 1998.

     (B) The Board of Directors shall declare, out of funds legally available therefor, a dividend or distribution on the Series B Preferred Stock, as provided in paragraph (A) of this Section 2, immediately after it has declared a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event that no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1.00 per share on the Series B Preferred Stock less an amount equal to the dividends already paid on the Series B Preferred Stock during such period shall nevertheless by payable on such subsequent Dividend Payment Date.

     (C) Dividends shall begin to accrue and be cumulative on the outstanding shares of the Series B Preferred Stock from the Dividend Payment Date next preceding the date of issuance of such shares, unless such date of issuance shall be prior to the record date for the fist Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issuance of such shares, or unless such date of issuance shall be after the close of business on the record date with respect to any Dividend Payment Date and on or prior to such Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of the Series B Preferred Stock in an amount less than the total amount of dividends then accrued shall be allocated pro rata among such shares. The Board of Directors may fix a record date for the determination of the holders of shares of the Series B Preferred Stock entitled to receive payment of any dividend or distribution declared thereon, which record date shall be not more than the number of days prior to the date fixed for such payment permitted by applicable law.



     Section 3. Voting Rights. In addition to any other voting rights required by applicable law, the holders of shares of the Series B Preferred Stock shall have the following voting rights:

     (A) Each share of the Series B Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. The multiple of 100 (the "Voting Multiple") set forth in the preceding sentence shall be adjusted from time to time as hereinafter provided in this paragraph (A). In the event that the Corporation shall at any time after the effective date hereof (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or (ii) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the Voting Multiple thereafter applicable to the determination of the number of votes per share to which the holders of shares of the Series B Preferred Stock shall be entitled shall be the Voting Multiple in effect immediately prior to such event multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) Except as otherwise provided herein, in any other resolution of the Board of Directors establishing another series of the Preferred Stock (or any series of any other class of capital stock of the Corporation) or by applicable law, the holders of the Series B Preferred Stock, the holders of the Common Stock and the holders of any other class of capital stock of the Corporation having general voting rights shall vote together as a single class on all matters submitted to a vote of the stockholders of the Corporation.

     (C) (i) Whenever, at any time or times, dividends payable on any share or shares of Series B Preferred Stock shall be in arrears in an amount equal to at least six full quarterly dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding Series B Preferred Stock shall have the exclusive right, voting separately as a single class, to elect two directors of the Corporation at a special meeting of stockholders of the Corporation or at the Corporation's next annual meeting of stockholders, and at each subsequent annual meeting of stockholders, as provided below. At elections for such directors, the holders of shares of Series B Preferred Stock shall be entitled to cast one vote for each one one-hundredth of a share of Series B Preferred Stock held.

     (ii)  Upon the vesting of such right of the holders of the Series B
Preferred Stock, the maximum authorized number of members of the Board of
Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding Series B
Preferred Stock as hereinafter set forth. A special meeting of the stockholders of the Corporation then entitled to vote shall be called by the Chairman or the
President or the Secretary of the Corporation, if requested in writing by the holder of record of not less than 10% of the Series B Preferred Stock then outstanding.  At such special meeting, or, if no such special meeting shall have been called, then at the next annual meeting of stockholders of the
Corporation, the holders of the shares of the Series B Preferred Stock shall elect, voting as above provided, two directors of the Corporation to fill the aforesaid vacancies created by the automatic increase in the number of members of the Board of Directors.  At any and all such meetings for such election, the holders of a majority of the outstanding shares of the Series B Preferred Stock



shall be necessary to constitute a quorum for such election, whether present in person or by proxy, and such two directions shall be elected by the vote of at least a plurality of shares held by such stockholders present or presented at the meeting. Any director elected by holders of shares of the Series B Preferred Stock pursuant to this Section may be removed at any annual or special meeting, by vote of a majority of the stockholders voting as a class who elected such director, with or without cause. In case any vacancy shall occur among the directors elected by the holders of the Series B Preferred Stock pursuant to this Section, such vacancy may be filled by the remaining director so elected, or his successor then in office, and the director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of directors. After the holders of the Series B Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be further increased or decreased except by vote of the holders of Series B Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series B Preferred Stock.

     (iii) The right of the holders of the Series B Preferred Stock, voting separately as a class, to elect two members of the Board of Directors of the Corporation as aforesaid shall continue until, and only until, such time as all arrears in dividends (whether or not declared) on the Series B Preferred Stock shall have been paid or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above-mentioned. Upon any termination of the right of the holders of the shares of the Series B Preferred Stock as a class to vote for director as herein provided, the term of office of all directors then in office elected by the holders of Series B Preferred Stock pursuant to this Section shall terminate immediately. Whenever the term of office of the directors elected by the holders of the Series B Preferred Stock pursuant to this Section shall terminate and the special voting powers vested in the holders of the Series B Preferred Stock pursuant to this Section shall have expired, the maximum number of members of the Board of Directors of the Corporation shall be such number as may be provided for in the By-laws of the Corporation irrespective of any increase made pursuant to the provisions of this Section.

     (D) Except as otherwise provided herein or by applicable law, the holders of the Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent provided in paragraph (B) of this Section 3) for the taking of any corporate action.

     Section 4.  Certain Restrictions

     (A) Whenever dividends or other distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of the Series B Preferred Stock shall have been paid in full, the Corporation shall not:

     (i) declare or pay dividends, or make any other distributions, on any shares of any class of capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) to the Series B Preferred Stock;

     (ii) declare or pay dividends, or make any other distributions, on any shares of any class of capital stock of the Corporation ranking on a parity



(either as to dividends or upon liquidation, dissolution or winding up of the Corporation) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are accrued and unpaid in proportion to the total amounts to which the holders of all such shares are then entitled;

     (iii) redeem, purchase or otherwise acquire for consideration any shares of any class of capital stock of the Corporation ranking junior (either as to dividends of upon liquidation, dissolution or winding up of the Corporation) to the Series B Preferred Stock, except that the Corporation may at any time redeem, purchase or otherwise acquire any shares of such junior stock in exchange for other shares of any class of capital stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up of the Corporation) to the Series B Preferred Stock; or

     (iv) purchase or otherwise acquire for consideration any shares of the Series B Preferred Stock or any shares of any class of capital stock of the Corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) with the Series B Preferred Stock, or redeem any shares of such parity stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to the holders of all such shares upon such terms and conditions as the Board of Directors, after taking into consideration the respective annual dividend rates and the other relative powers, preferences and rights of the respective series and classes of such shares, shall determine in good faith will result in fair and equitable treatment among the respective holders of shares of all such series and classes.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of any class of capital stock of the Corporation unless the Corporation could, under paragraph
(A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. Reacquired Shares. Any shares of the Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after such purchase or acquisition. All such canceled shares shall thereupon become authorized and unissued shares of Preferred Stock and may be reissued as part of any new series of the Preferred Stock, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation of the Corporation, as amended from time to time, in any other resolution of the Board of directors establishing another series of the Preferred Stock (or any series of any other class of capital stock of the Corporation) or in any applicable law.

     Section 6.  Liquidation, Dissolution or Winding Up.  Upon any liquidation
(whether voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of any class of capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution, or winding up of the Corporation) to the Series B
Preferred Stock unless, prior thereto, the holder of each outstanding share of the Series B Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the Dividend Multiple (the
"Series B Liquidation Preference").  Following payment in full of the Series B
Liquidation Preference, no additional distributions shall be made to the holders of the Series B Preferred Stock unless, prior thereto, the holders of



the Common Stock shall have received an amount per share (The "Common Adjustment") equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) the Dividend Multiple. Following payment in full of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series B Preferred Stock and Common Stock, respectively, holders of the Series B Preferred Stock and holders of Common Stock shall receive their relative and proportionate share of the remaining assets to be distributed to them in the ratio of the Dividend Multiple to one with respect to such Series B Preferred Stock and Common Stock, on a per-share basis.

     Section 7. Consolidation, Merger, etc. In the event that the Corporation shall be a party to any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are converted or changed into or exchanged for other capital stock, securities, cash or other property, or any combination thereof, then, in each such case, each share of the Series B Preferred Stock shall at the same time be similarly converted or changed into or exchanged for an aggregate amount, subject to adjustment as hereinafter provided in this Section 7, equal to 100 times the aggregate amount of capital stock, securities, cash and/or other property (payable in kind), as the case may be, into which or for which each share of Common Stock is being converted or changed or exchanged. In the event that the Corporation shall at any time after the effective date hereof (a) declare or pay any dividend on the Common Stock payable in shares of Common Stock of (b) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in such case, the aggregate amount per share which the holders of shares of the Series B Preferred Stock shall thereafter be entitled to receive pursuant to the preceding sentence shall be the aggregate amount per share in effect pursuant to such sentence immediately prior to such event multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 8. No Redemption. The shares of the Series B Preferred Stock shall not be redeemable at any time.

     Section 9. Rank. Unless otherwise provided in the resolution of the Board of Directors establishing another series of the Preferred Stock after the effective date hereof, the Series B Preferred Stock shall rank, as to the payment of dividends and the making of any other distribution of assets of the Corporation, senior to the Common Stock, but junior to all other series of the Preferred Stock.

     Section 10. Amendments. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences and rights of the Series B Preferred Stock so as to adversely affect any thereof without the affirmative vote of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a single class.

     Section 11. Fractional Shares. Fractional shares of the Series B Preferred Stock may be issued, but, unless the Board of Directors shall otherwise determine, only in multiples of one one-hundredth of a share. The holder of any fractional share of the Series B Preferred Stock shall be



entitled to receive dividends, participate in distributions, exercise voting rights and have the benefit of all other powers, preferences and rights relating to the Series B Preferred Stock in the same proportion as such fractional share bears to a whole share.

     IN WITNESS WHEREOF, Success Bancshares, Inc. has caused this Certificate of Designations to be executed and attested by its duly authorized officers this 1st day of August, 1998.

                                   Success Bancshares, Inc.


                                   By:   /s/ Christa N. Calabrese
                                     --------------------------------
                                        Christa N. Calabrese
                                        Chief Operating Officer


Attest:

By:  /s/ Marlene Sachs
   --------------------------
Name:  Marlene Sachs
Title: Secretary